Filed Pursuant to Rule 433

Registration No. 333-202524

FREE WRITING PROSPECTUS

Dated October 2, 2017

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Callable Notes

with Contingent Return

▶	Callable Notes with Contingent Return Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index
▶	4-year term
▶	Contingent coupons at a rate of at least 5.00% per annum (0.4167% monthly) (to be determined on the pricing date), payable monthly if the closing level of each Underlying on the applicable coupon observation date is greater than or equal to 60% of its Initial Level
▶	Callable monthly at our option at the principal amount plus the applicable contingent coupon on or after October 29, 2018
▶	If the notes are not called, full exposure to declines in the least performing reference asset if its return is less than -40%
▶	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Callable Notes with Contingent Return (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-2 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $930 and $960 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.25% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-16 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Callable Notes with Contingent Return

Linked to the Least Performing of the S&P 500® Index and Russell 2000® Index

Indicative Terms*

Principal Amount	$1,000 per Note
Term	Approximately 4 years
Reference Asset	The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each an “Underlying” and together the “Underlyings”).
Call Feature	The Notes may be called at our option on any Call Payment Date occurring on or after October 29, 2018 and ending on October 29, 2021.† In such a case, you will receive a cash payment, per $1,000 Principal Amount, equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.
Contingent Coupon Rate	At least 5.00% per annum, equal to 0.4167% monthly (to be determined on the pricing date)
Contingent Coupon

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the relevant Coupon Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Level of either Underlying is less than its Coupon Trigger on the relevant Coupon Observation Date: the Contingent Coupon applicable to such Coupon Observation Date will not be payable.

Coupon Trigger	For each Underlying, 60% of its Initial Level
Barrier Level	For each Underlying, 60% of its Initial Level.
Payment at Maturity per Note

Unless the Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Final Return of the Least Performing Underlying is greater than or equal to -40%:

$1,000 + final Contingent Coupon.

■ If the Final Return of the Least Performing Underlying is less than -40%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).
If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is less than its Barrier Level, you will lose up to 100% of the Principal Amount.

Final Return	For each Underlying: Final Level – Initial Level Initial Level
Least Performing Underlying	The Underlying with the lowest Final Return.
Trade Date	October 26, 2017
Pricing Date	October 26, 2017
Original Issue Date	October 31, 2017
Final Valuation Date†	October 26, 2021
Maturity Date†	October 29, 2021
CUSIP/ISIN	40435FHX8 / US40435FHX87

* As more fully described beginning on page FWP-4.

†Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

** See page FWP-5 for Coupon Observation and Payment Dates.

The Notes

The Notes may be suitable for investors who believe that the level of each Underlying will not decrease significantly over the term of the Notes and accept that the Notes are callable at our option on any Call Payment Date beginning on October 29, 2018 and ending on October 29, 2021. Unless the Notes are called prior to maturity, so long as the Official Closing Level of each Underlying on each Coupon Observation Date is greater than its Coupon Trigger, you will receive the monthly Contingent Coupon on the applicable Coupon Payment Date.

On any Call Payment Date beginning on October 29, 2018, your Notes will be callable at our option. If the Notes are called, you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is greater than or equal to its Barrier Level, you will receive a Payment at Maturity equal to the Principal Amount of the Notes plus the final Contingent Coupon.

If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is less than its Barrier Level, you will lose 1% of your principal for every 1% decline of that Least Performing Underlying. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

The offering period for the Notes is through October 26, 2017

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Information About the Underlyings

S&P 500® Index

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of August 31, 2017 were: Information Technology, Health Care, Financials, Consumer Discretionary and Industrials.

The Russell 2000® Index

The RTY is designed to track the performance of the small-capitalization segment of the U.S. equity market. It consists of the smallest 2,000 companies included in the Russell 3000® Index, which is composed of the 3,000 largest U.S. companies as determined by market capitalization.

The top 5 industry groups by market capitalization as of August 31, 2017 were: Financial Services, Health Care, Technology, Producer Durables and Consumer Discretionary.

The graphs above illustrate the daily performance of each Underlying from January 1, 2008 through September 27, 2017. Past performance is not necessarily an indication of future results. For further information on the Underlyings, please see “Information Relating to the Underlyings” on page FWP-15 and “The S&P 500® Index” and “The Russell 2000® Index” in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding the Underlyings from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Underlyings.

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HSBC USA Inc. Callable Notes with Contingent Return

This free writing prospectus relates to a single offering of Callable Notes with Contingent Return. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the least performing of two indices. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each, an “Underlying” and together, the “Underlyings”)
Trade Date:	October 26, 2017
Pricing Date:	October 26, 2017
Original Issue Date:	October 31, 2017
Final Valuation Date:	October 26, 2021, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be October 29, 2021. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	The Notes are callable at our option, in whole, but not in part, on each monthly Call Payment Date beginning on October 29, 2018 and ending on September 29, 2021. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, you will receive the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Notice Date:	3 business days prior to the relevant Call Payment Date.
Contingent Coupon:

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the relevant Coupon Observation Date, you will receive the relevant Contingent Coupon of $4.167 per $1,000 in Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Level of either Underlying is less than its Coupon Trigger on the relevant Coupon Observation Date, the Contingent Coupon applicable to such Coupon Observation Date will not be payable.

You may not receive any Contingent Coupons over the term of the Notes.

Contingent Coupon Rate:	At least 5.00% per annum, equal to 0.4167% monthly (to be determined on the pricing date)

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Coupon Observation / Payment Dates:	The Coupon Observation and Payment Dates are subject to postponement as described under “Additional Terms of the Notes―Observation Periods” and “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” respectively, in the accompanying Equity Index Underlying Supplement.
Coupon Observation Dates	Coupon Payment Dates	Coupon Observation Dates	Coupon Payment Dates
November 24, 2017	November 29, 2017	November 25, 2019*	November 29, 2019**
December 26, 2017	December 29, 2017	December 24, 2019*	December 30, 2019**
January 24, 2018	January 29, 2018	January 24, 2020*	January 29, 2020**
February 23, 2018	February 28, 2018	February 26, 2020*	March 2, 2020**
March 26, 2018	March 29, 2018	March 25, 2020*	March 30, 2020**
April 25, 2018	April 30, 2018	April 24, 2020*	April 29, 2020**
May 23, 2018	May 29, 2018	May 26, 2020*	May 29, 2020**
June 26, 2018	June 29, 2018	June 24, 2020*	June 29, 2020**
July 25, 2018	July 30, 2018	July 24, 2020*	July 29, 2020**
August 24, 2018	August 29, 2018	August 26, 2020*	August 31, 2020**
September 26, 2018	October 1, 2018	September 24, 2020*	September 29, 2020**
October 24, 2018*	October 29, 2018**	October 26, 2020*	October 29, 2020**
November 26, 2018*	November 29, 2018**	November 24, 2020*	November 30, 2020**
December 26, 2018*	December 31, 2018**	December 23, 2020*	December 29, 2020**
January 24, 2019*	January 29, 2019**	January 26, 2021*	January 29, 2021**
February 25, 2019*	February 28, 2019**	February 24, 2021*	March 1, 2021**
March 26, 2019*	March 29, 2019**	March 24, 2021*	March 29, 2021**
April 24, 2019*	April 29, 2019**	April 26, 2021*	April 29, 2021**
May 23, 2019*	May 29, 2019**	May 26, 2021*	June 1, 2021**
June 26, 2019*	July 1, 2019**	June 24, 2021*	June 29, 2021**
July 24, 2019*	July 29, 2019**	July 26, 2021*	July 29, 2021**
August 26, 2019*	August 29, 2019**	August 25, 2021*	August 30, 2021**
September 25, 2019*	September 30, 2019**	September 24, 2021*	September 29, 2021**
October 24, 2019*	October 29, 2019**	October 26, 2021 (the Final Valuation Date)	October 29, 2021 (the Maturity Date)
*These Coupon Observation Dates are also Call Observation Dates. **These Coupon Payment Dates are also Call Payment Dates.
Call Observation Dates:	The Coupon Observation Dates on or after October 24, 2018.
Call Payment Dates:	The Coupon Payment Dates on or after October 29, 2018.
Coupon Trigger:	For each Underlying, 60% of its Initial Level.
Payment at Maturity:	Unless the Notes are called prior to maturity, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Final Return of the Least Performing Underlying is greater than or equal to -40%:

$1,000 + final Contingent Coupon.

■ If the Final Return of the Least Performing Underlying is less than -40%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is less than its Barrier Level, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative.

Barrier Level:	For each Underlying, 60% of its Initial Level.
Least Performing Underlying:	The Underlying with the lowest Final Return.
Final Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level

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Initial Level:	With respect to each Underlying, its Official Closing Level on the Pricing Date.
Final Level:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Official Closing Level:	With respect to each Underlying, the Official Closing Level on any trading day will be determined by the calculation agent based upon the closing level of such index, displayed on the following pages on the Bloomberg Professional® service: for the SPX, page “SPX <INDEX>” and for the RTY, page “RTY <INDEX>”. With respect to any of the foregoing, if the level for the relevant Underlying is not so displayed on such page, the calculation agent may refer to the display on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
CUSIP/ISIN:	40435FHX8 / US40435FHX87
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to either Underlying or any component security included in the Underlyings or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Equity Index Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-2 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

The Notes may be called at our option, in whole, but not in part, on each Call Payment Date beginning on October 29, 2018 and ending on October 29, 2021. In order to call the Notes, we or the calculation agent will distribute written notice to The Depository Trust Company of our intent to call the Notes on or prior to the applicable Call Notice Date. We or the calculation agent will have no independent obligation to notify you directly and you should expect to receive such notifications from your broker. If the Notes are called, investors will receive on the corresponding Call Payment Date, a cash payment equal to 100% of the Principal Amount together with the applicable Contingent Coupon.

Contingent Coupon

We will pay a Contingent Coupon monthly on a Coupon Payment Date if the Official Closing Level of each Underlying on the applicable Coupon Observation Date is equal to or greater than its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of the Notes—Recipients of Interest Payments” beginning on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate will be 5.00% per annum ($4.167 per $1,000 in Principal Amount monthly, if payable).

Payment at Maturity

Unless the Notes are called prior to maturity, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Final Return of the Least Performing Underlying is greater than or equal to -40%:

$1,000 + final Contingent Coupon.

■ If the Final Return of the Least Performing Underlying is less than -40%:

$1,000 + ($1,000 × Final Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is less than its Barrier Level, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes will be negative.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

With respect to the SPX, S&P Dow Jones Indices LLC, a division of S&P Global, is the reference sponsor. With respect to the RTY, FTSE Russell is the reference sponsor.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Level of each Underlying will be at or above its Coupon Trigger on most or all of the Coupon Observation Dates and if not, the Final Level of the Least Performing Underlying will be at or above its Barrier Level.

▶	You are willing to accept that the monthly Contingent Coupon (at a rate of 0.4167%) is contingent and is payable only if the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the applicable Coupon Observation Date.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of either Underlying.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Final Return of the Least Performing Underlying is less than -40%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold Notes that will be callable at our option on any Call Payment Date beginning on October 29, 2018 and ending on October 29, 2021, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid on the stocks included in the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Level of at least one Underlying will be below its Coupon Trigger on most or all of the Coupon Observation Dates or the Final Level of the Least Performing Underlying will be below its Barrier Level.

▶	You believe the monthly Contingent Coupon (at a rate of 0.4167%) will not provide you with your desired return.

▶	You seek an investment that provides an opportunity to participate in the appreciation of either Underlying.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Final Return of the Least Performing Underlying is less than -40%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be callable at our option on any Call Payment Date beginning on October 29, 2018 and ending on October 29, 2021, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-2 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks included in either Underlying. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called prior to maturity and the Final Level of the Least Performing Underlying is less than its Barrier Level. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Final Return of the Least Performing Underlying is less than zero. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons, your return on the Notes will be negative in this case.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of either Underlying on a Coupon Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to such Coupon Observation Date. If on each of the Coupon Observation Dates, the Official Closing Level of either Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the level of either Underlying.

Whether the Notes are called or held to maturity, the maximum payments on the Notes will be Principal Amount plus the Contingent Coupons, regardless of any appreciation in the level of either Underlying, which may be significant. Accordingly, an investment in the Notes may have a lower return than an investment in the stocks represented by an Underlying during the term of the Notes.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes may be called at our option prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupons could be as little as 1 year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called at our option prior to the Maturity Date.

If the Notes are not called, your return will be based on the Final Return of the Least Performing Underlying.

If the Notes are not called prior to maturity, your return will be based on the Final Return of the Least Performing Underlying without regard to the performance of the other Underlying. As a result, you could lose all or some of your initial investment if the Final Level of the Least Performing Underlying is less than its Barrier Level, even if there is an increase in the level of the other Underlying. This could be the case even if the other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the level of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the level of each Underlying. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the

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basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Levels are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the level of that Underlying could close below its Barrier Level on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Level, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Level may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The level of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 5 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

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The amount payable on the Notes is not linked to the levels of the Underlyings at any time other than the Coupon Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Underlyings on the Coupon Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on a Coupon Observation Date but then drops on a Coupon Observation Date to a level that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant monthly period. Similarly, if the Notes are not called, even if the level of the Least Performing Underlying is greater than or equal to its Barrier Level during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Barrier Level, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the level of the Least Performing Underlying prior to such decrease. Although the actual levels of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective levels on the Coupon Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings on the applicable Coupon Observation Dates.

Changes that affect the Underlyings may affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of each Underlying concerning additions, deletions and substitutions of the constituents comprising that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the level of that Underlying. The policies of the reference sponsor with respect to the calculation of the relevant Underlying could also affect the level of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying. Any such actions could affect the value of the Notes and the return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are subject to small-capitalization risk.

The RTY tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies may also be more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of either Underlying relative to its Initial Level. We cannot predict the Official Closing Level of either Underlying on any Coupon Observation Date or the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or return on the Notes.

The table below illustrates the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of Final Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that we do not call the Notes and your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. If the Official Closing Level of each Underlying on every Coupon Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupons paid over the term of the Notes would total $200.00 per $1,000 in Principal Amount (assuming a Contingent Coupon Rate of 5.00% per annum (0.4167% monthly)). The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Level:	1,000 with respect to each Underlying*

▶	Hypothetical Coupon Trigger:	600 with respect to each Underlying (60% of its Initial Level)*

▶	Hypothetical Barrier Level:	600 with respect to each Underlying (60% of its Initial Level)*

▶	Hypothetical Contingent Coupon Rate:	5.00% per annum (0.4167% monthly)*

*The actual Initial Level, Coupon Rate, Coupon Trigger and Barrier Level of each Underlying will be determined on the Pricing Date.

Summary of the Examples

Hypothetical Final Level of the Least Performing Underlying	Hypothetical Final Return of the Least Performing Underlying	Hypothetical Final Settlement Value	Hypothetical Return on the Notes (Excluding Any Contingent Coupons Payable Prior to the Maturity Date)
2,000.00	100.00%	$1,004.167	0.4167%
1,800.00	80.00%	$1,004.167	0.4167%
1,600.00	60.00%	$1,004.167	0.4167%
1,400.00	40.00%	$1,004.167	0.4167%
1,200.00	20.00%	$1,004.167	0.4167%
1,000.00	0.00%	$1,004.167	0.4167%
900.00	-10.00%	$1,004.167	0.4167%
800.00	-20.00%	$1,004.167	0.4167%
700.00	-30.00%	$1,004.167	0.4167%
600.00	-40.00%	$600.00	-40.00%
500.00	-50.00%	$500.00	-50.00%
400.00	-60.00%	$400.00	-60.00%
300.00	-70.00%	$300.00	-70.00%
200.00	-80.00%	$200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The level of the Least Performing Underlying increases from its Initial Level to its Final Level by 15%.

Underlying	Initial Level	Final Level
SPX	2,000.00	2,400.00 (120% of its Initial Level)
RTY	1,000.00	1,150.00 (115% of its Initial Level)

RTY is the Least Performing Underlying. Because the level of RTY increases by 15% from its Initial Level to its Final Level, the Final Return of the Least Performing Underlying is 15.00%, calculated as follows:

Final Level of RTY – Initial Level of RTY

Initial Level of RTY

(1,150.00 - 1,000.00) / 1,000.00 = 15.00%

Because the Final Level of the Least Performing Underlying is above its Barrier Level, the Final Settlement Value would be $1,004.167 per $1,000 Principal Amount, calculated as follows:

$1,000 + Final Contingent Coupon

= $1,000 + ($1,000 × 0.4167%)

= $1,004.167

Example 1 shows that you will receive the return of your principal investment plus the final Contingent Coupon when the Final Level of the Least Performing Underlying is above its Barrier Level and Coupon Trigger, even though the increase in the level of the Least Performing Underlying is significant.

Example 2: The level of the Least Performing Underlying decreases from its Initial Level to its Final Level by 20%.

Underlying	Initial Level	Final Level
SPX	2,000.00	1,600.00 (80% of its Initial Level)
RTY	1,000.00	1,300.00 (130% of its Initial Level)

SPX is the Least Performing Underlying. Because the level of SPX decreases by 20% from its Initial Level to its Final Level, the Final Return of the Least Performing Underlying is -20.00%, calculated as follows:

Final Level of SPX – Initial Level of SPX

Initial Level of SPX

(1,600.00 - 2,000.00) / 2,000.00 = -20.00%

Because the Final Level of the Least Performing Underlying is above its Barrier Level and Coupon Trigger, the Final Settlement Value would be $1,004.167 per $1,000 Principal Amount, calculated as follows:

$1,000 + Final Contingent Coupon

= $1,000 + ($1,000 × 0.4167%)

= $1,004.167

Example 2 shows that you will receive the return of your principal investment plus the final Contingent Coupon when the Final Level of the Least Performing Underlying is above its Barrier Level and Coupon Trigger even though there is a decrease in the level of the Least Performing Underlying.

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Example 3: The level of the Least Performing Underlying decreases from its Initial Level to its Final Level by 60%.

Underlying	Initial Level	Final Level
SPX	2,000.00	1,600.00 (80% of its Initial Level)
RTY	1,000.00	400.00 (40% of its Initial Level)

RTY is the Least Performing Underlying. Because the level of RTY decreases by 60% from its Initial Level to its Final Level, the Final Return of the Least Performing Underlying is -60.00%, calculated as follows:

Final Level of RTY – Initial Level of RTY

Initial Level of RTY

(400.00 - 1,000.00) / 1,000.00 = -60.00%

Because the Final Level of the Least Performing Underlying is below its Barrier Level, the Final Settlement Value would be $400.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × (Final Return of the Least Performing Underlying)

= $1,000 + ($1,000 × -60.00%)

= $400.00

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the level of the Least Performing Underlying if the Final Level of the Least Performing Underlying is below its Barrier Level. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

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INFORMATION RELATING TO THE UNDERLYINGS

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of August 31, 2017 were: Information Technology, Health Care, Financials, Consumer Discretionary and Industrials.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 1, 2008 through September 27, 2017. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on any Coupon Observation Date, including the Final Valuation Date.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of August 31, 2017 were: Financial Services, Health Care, Technology, Producer Durables and Consumer Discretionary.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2008 through September 27, 2017. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY on any Coupon Observation Date, including the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this free writing prospectus except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of each Underlying, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Level will be made on such date, irrespective of the existence of a market disruption event with respect to any Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.25% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal

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income tax purposes. If one or more of the entities whose stock is included in the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act. The Internal Revenue Service has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Callable Notes with Contingent
Return Linked to the Least Performing
of the S&P 500® Index and

the Russell 2000® Index

October 2, 2017

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the Underlyings	FWP-15
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-16

Equity Index Underlying Supplement
Disclaimer	S-1
Risk Factors	S-2
The DAX® Index	S-7
The Dow Jones Industrial Average®	S-9
The EURO STOXX 50® Index	S-11
The FTSE® 100 Index	S-13
The Hang Seng® Index	S-14
The Hang Seng China Enterprises Index	S-16
The KOSPI 200 Index	S-19
The MSCI Indices	S-22
The NASDAQ 100 Index®	S-26
The Nikkei 225 Index	S-30
The PHLX Housing SectorSM Index	S-32
The Russell 2000® Index	S-36
The S&P 100® Index	S-40
The S&P 500® Index	S-44
The S&P 500® Low Volatility Index	S-47
The S&P BRIC 40 Index	S-50
The S&P MidCap 400® Index	S-52
The TOPIX® Index	S-55
Additional Terms of the Notes	S-57

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58